SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Report):  March 30, 2005 (March 29, 2005)

Heritage Property Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31297	04-3474810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Dartmouth Street Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

(617) 247-2200

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends and restates in its entirety Heritage Property Investment Trust, Inc.’s Current Report on Form 8-K filed on March 30, 2005.  The purpose of this 8-K/A is to add that the report is also being filed under Item 2.03 of 8-K and to add the second and fifth paragraphs under Item 1.01.

Item 1.01               Entry into Material Agreement

On March 29, 2005, Heritage Property Investment Trust, Inc. (the “Company”) entered into a new three-year $400 million unsecured line of credit (the “Credit Agreement”) with Wachovia Capital Markets, LLC, as Arranger, Wachovia Bank, National Association, as Agent, each of Deutsche Bank Trust Company Americas and Key Bank National Association, as Syndication Agents, each of Bank of America, National Association and Commerzbank Aktiengesellschaft, New York Branch, as Documentation Agents, and each of the financial institutions initially a signatory to the Credit Agreement.  The new line of credit will expire on March 28, 2008, subject to a one-year extension.  The Company is the borrower under this Credit Agreement and its two operating partnerships, Bradley Operating Limited Partnership and Heritage Property Investment Limited Partnership and certain of the Company’s other subsidiaries, have guaranteed the Company’s indebtedness under the Credit Agreement.  This new line of credit replaces the Company’s existing line of credit and will be used principally to fund growth opportunities and for working capital purposes.  A copy of the Credit Agreement is attached hereto as Exhibit 10.12 and is incorporated by reference herein.

Certain of the financial institutions party to the Credit Agreement have performed in the past, and may perform in the future, banking, investment banking and/or advisory services for the Company and its affiliates from time to time for which it has received customary fees and expenses.

The Company’s ability to borrow under the Credit Agreement is subject to its ongoing compliance with a number of financial and other covenants.  The Credit Agreement limits the Company’s ability to make distributions in excess of 90% of its annual funds from operations, except under some circumstances.  In addition, this line of credit bears interest at either the lender’s base rate or a floating rate based on a spread over LIBOR ranging from 62.5 basis points to 115 basis points, depending upon the Company’s debt rating.  In addition, this line of credit has a facility fee based on the amount committed ranging from 15 to 25 basis points, depending upon our debt rating, and requires quarterly payments.

Under certain circumstances, the borrowing capacity under this new line of credit may be increased to $500 million.  The Credit Agreement also includes a competitive bid option program that allows the Company to hold auctions amongst the participating lenders in the facility for short-term funds for up to fifty percent of the facility amount.

The Credit Agreement also contains customary events of default, including a cross default provision and a change of control provision.  In the event of a default, all of the obligations of the Company under the Credit Agreement may be declared immediately due and payable.  For certain events of default relating to insolvency and receivership, all outstanding obligations become due and payable.

On March 29, 2005, the Company also issued a press release with respect to the Credit Agreement.  The text of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 29, 2005, the Company entered into a new three-year $400 million unsecured line of credit.  This new line of credit is summarized in Item 1.01 of this report, which is incorporated by reference into this Item 2.03.

 Item 9.01.             Financial Statements and Exhibits.

 (c) Exhibits.

10.12

Credit Agreement, dated as of March 29, 2005 by and among Heritage Property Investment Trust, Inc., Wachovia Capital Markets, LLC, as Arranger, Wachovia Bank, National Association, as Agent, each of Deutsche Bank Trust Company Americas and Key Bank National Association, as Syndication Agents, each of Bank of America, National Association and Commerzbank Aktiengesellschaft, New York Branch, as Documentation Agents, and each of the financial institutions initially a signatory to the Credit Agreement.

99.1	Press release dated March 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE PROPERTY
INVESTMENT TRUST, INC.

/s/Thomas C. Prendergast
Thomas C. Prendergast
Chairman, President and Chief Executive
Officer

/s/David G. Gaw
David G. Gaw
Senior Vice President, Chief Financial
Officer and Treasurer

Dated: April 21, 2005